EXHIBIT 10.5
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of January 1, 2011 (the “Effective Date”), is entered into by and between CPM ACQUISITION CORP., a Delaware corporation (the “Company”) and Douglas Ostrich (the “Executive”).
RECITALS
          WHEREAS, the Company and the Executive have heretofore entered into an employment agreement dated December 31, 2003 (the “Prior Agreement”); and
          WHEREAS, the Company and the Executive deem it to be in their respective best interests to enter into a new agreement providing for the Company’s employment of Executive on the terms and conditions set forth below.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, agreements, and promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend and restate the Prior Agreement as follows:
AGREEMENT
     1. Employment
          1.1. Term. The Company agrees to employ the Executive as Chief Financial Officer of the Company and the Executive agrees to accept such employment, for a period of three (3) years commencing as of the date of this Agreement (the “Term”). After the third anniversary of the Effective Date, the Term shall be automatically extended for successive 12-month periods, unless one party to this Agreement provides written notice of non-renewal to the other party at least thirty (30) days before the last day of the Term, as extended.
          1.2. Duties. During the Term, as Chief Financial Officer of the Company, Executive shall perform such duties and functions as are assigned to him from time to time by the Board of Directors of the Company (the “Board”) and/or Chief Executive Officer of the Company (the “CEO”) that are consistent with Executive’s title and position, and Executive shall adhere to all of the Company’s policies and procedures as they may from time to time be amended.
          1.3. Time Devoted to Employment. Executive agrees to devote his entire working time, attention and efforts to the Company and its subsidiaries, will use his best, good faith efforts to promote the success of the Company’s business, and will cooperate fully with the Board in the advancement of the best interests of the Company.
          1.4. Location of Employment. Executive’s principal place of employment shall be at the Company’s offices located in Waterloo, Iowa or at another office which the Company establishes as its principal executive office within a radius of one hundred and fifty (150) miles of Waterloo, Iowa.
     2. Compensation and Related Matters.
          2.1. Base Salary. As compensation for services rendered hereunder, effective as of January 1, 2011, the Company shall pay the Executive an annual base salary of One Hundred Ninety-Eight Thousand Six Hundred and Forty Dollars ($198,640) or such higher amount as the Company, in its sole judgment and discretion, may provide during the Term (the

“Annual Base”), which amount shall be paid in accordance with the Company’s customary payroll practices.
          2.2. Performance Bonus. The Company shall award a bonus to Executive on each September 30 during the term, which bonus shall be comprised of elements determined by the Board of Directors, or a subcommittee thereof, in their sole judgment and discretion.
          2.3. Benefits. The Executive will be eligible to participate in the Company’s employee benefit plans made available to similarly situated employees of the Company, including medical, dental, life insurance, and 401(k) plan, all in accordance with Company policies and subject to the terms of those benefit plans, as they may from time to time be amended. The Executive will be afforded the same vacations as other executives.
          2.4. Withholding. The Company shall make such deductions and withhold such amounts from each payment made to Executive under this Agreement as may be required from time to time by law, governmental regulation or order and in accordance with the Company’s customary payroll practices.
          2.5. Expenses. The Company will reimburse the Executive for expenses to the extent provided by the policies and procedures established by the Company, and to the extent such reimbursement constitutes Deferred Compensation, the reimbursement will be subject to the provisions of Treas. Reg. §1.409A-3(i)(1)(iv). For purposes of this Agreement, the term “Deferred Compensation” means payments or benefits that would be considered to be provided under a nonqualified deferred compensation plan as that term is defined in Treas. Reg. §1.409A-1.

     3. Termination of Employment.
          3.1. Termination. The Executive’s employment hereunder may be terminated prior to the end of the Term of this Agreement under the following circumstances:
               (a) Death. The Executive’s employment hereunder shall terminate upon his death.
               (b) Disability. If, as a result of the incapacity of the Executive due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties with the Company for a time equivalent to six (6) months during any eighteen (18) month period, his employment may be terminated by the Company for “Disability.”
               (c) Cause. Termination by the Company of the employment of the Executive for “Cause” shall mean termination based upon the Executive’s (i) willful breach or willful neglect of his duties and responsibilities, (ii) criminal conviction occurring on or after the execution of this Agreement, (iii) material breach of this Agreement, (iv) acts of fraud, dishonesty, misappropriation, embezzlement or moral turpitude, (v) violation of any material Legal Requirement (as defined in Section 8.2 below), (vi) breach of his duty of loyalty or fiduciary duties, or (vii) willful failure to comply with the Company’s reasonable orders or directives or the Company’s reasonable rules, regulations, policies, procedures or practices; provided, however, that in the case of any act or failure to act described in sub-sections (i), (iii), (v), (vi), or (vii) above, such act or failure to act shall not constitute Cause if, within ten (10) days after Notice of Termination is given to the Executive by the Company, Executive has corrected such act or failure to act (if it is capable of correction) to the satisfaction of the Board and the Board is otherwise satisfied that termination of the Executive’s employment is not in the best interests of the Company.
               (d) Good Reason. The Executive may terminate his employment during the Term of this Agreement for “Good Reason.” Good Reason shall mean the Company’s material breach of this Agreement, including a material reduction in the Executive’s duties or authority or a requirement that Executive relocate to an area outside of a radius of one hundred fifty (150) miles of Waterloo, Iowa, which breach is not cured by the Company within ten (10) days after Notice of Termination is given by the Executive.
          3.2. Date of Termination. “Date of Termination” shall mean (a) the expiration of the Term, (b) if the Executive’s employment is terminated due to his death, the date of his death, (c) if the Executive’s employment is terminated due to Executive’s Disability, ten (10) days after Notice of Termination is given to the Executive, and (d) if the Executive’s employment is otherwise terminated by the Company or by Executive, the date upon which the Cause or Good Reason event occurs or such other date set forth in the Notice of Termination. For the avoidance of doubt, the Date of Termination will in all events be the date on which occurs the Executive’s “separation from service” as that term is defined in Treas. Reg. §1.409A-1(h). Nothing in this Section shall be deemed to diminish the Company’s right to cause the Executive to cease performing his duties and responsibilities as a President and employee of the Company at any time (“Termination Without Cause”), or to limit either party’s right to give a Notice of Termination at any time during the Term of this Agreement.
          3.3. Notice of Termination. Any purported termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of

Termination to the other party hereto in accordance with Section 10.4 of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
     4. Compensation Upon Termination.
          4.1. Disability. During any period in which the Executive fails to perform his full-time duties with the Company as a result of incapacity due to physical or mental illness, the Executive shall continue to receive (a) his Annual Base at the rate in effect at the commencement of any such period less any compensation payable to the Executive under the applicable disability insurance plan of the Company during such period, until the Executive’s employment is terminated pursuant to Section 3 of this Agreement; and (b) upon the Executive’s Date of Termination pursuant to Section 3(b) of this Agreement, the Company shall pay to the Executive his Annual Base for a period of three years as if Executive continued his employment with the Company during that period, provided that for any month in which the Executive is entitled to disability benefits pursuant to insurance coverage where the Company has paid the insurance premiums, the amount of the benefit payable for that month under this subparagraph 4.1(b) will be reduced, but not below zero, by the amount of such insurance benefits for the month. Further, the Executive will be entitled to other benefits to the extent provided under the Company’s insurance and other benefits programs as in effect from time to time. The Company shall retain the right to provide (entirely at its own cost) at any time, or from time to time, third party insurance coverage to provide insurance benefits for, and in lieu of, all or a portion of the benefits set forth above in subparagraph 4.1(b). For the avoidance of doubt, if the Executive is entitled to benefits under subparagraph 4.1(b), he shall not be treated as having terminated under Section 4.4 (relating to termination for Good Reason or without Cause) or Section 4.5 (relating to termination following non-renewal), and shall not be eligible for benefits under those sections.
          4.2. Death. In the event the Executive’s employment is terminated by reason of his death, the Executive’s beneficiary or estate shall be compensated as follows: (a) all earned, but unpaid amounts of Annual Base, if any, to which the Executive was entitled as of the Date of Termination shall be paid in accordance with the terms of this Agreement to the Executive’s beneficiary, or, if no beneficiary has been designated by the Executive in a written notice prior to his death, to the Executive’s estate; and (b) within thirty (30) days after the Date of Termination, the Company shall pay Executive’s beneficiary or estate an amount equivalent to three year’s Annual Base (less any amounts received by Executive pursuant to insurance coverage where the Company has paid the insurance premiums). Thereafter, the Company shall have no further obligations to the Executive’s beneficiary or estate under this Agreement. The Company shall retain the right to provide (entirely at its own cost) at any time, or from time to time, third party insurance coverage to provide insurance benefits for, and in lieu of, all or a portion of the benefits set forth above in subparagraph 4.2(b).
          4.3. Cause; Termination by Executive Without Good Reason. In the event the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Company shall pay the Executive all earned, but unpaid amounts of his Annual Base, if any, to which the Executive was entitled as of the Date of Termination and the Company shall have no further obligations to the Executive under this Agreement.

          4.4. Without Cause; Termination by Executive for Good Reason. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Company shall pay the Executive all earned, but unpaid amounts of his Annual Base, if any, to which Executive was entitled as of the Date of Termination. In addition, the Company shall pay to the Executive his Annual Base for a period of 2 years as if Executive continued his employment with the Company. In addition, the Executive shall continue to receive medical coverage at the Company’s expense for a period of two years; provided, however, his right to receive medical coverage shall cease at such time as he obtains other employment.
          4.5. Termination Due to Delivery of Notice of Non-Renewal by the Company. In the event the Executive’s employment is terminated by the delivery of written notice of non-renewal of the Term by the Company pursuant to Section 1.1, the Company shall pay the Executive all earned, but unpaid amounts of his Annual Base, if any, to which Executive was entitled as of the Date of Termination. In addition, the Company shall pay to the Executive his Annual Base for a period of 2 years as if Executive continued his employment with the Company. In addition, the Executive shall continue to receive medical coverage at the Company’s expense for a period of two years; provided, however, his right to receive medical coverage shall cease at such time as he obtains other employment.
          4.6 Delay of Certain Termination Payments. If the Executive is a Specified Employee at the Date of Termination, payments of benefits under this Agreement with respect to a Date of Termination that constitute Deferred Compensation may not be paid before the date that is six months after the Date of Termination to the extent required under Treas. Reg. §1.409A-3(i)(2) or, if earlier, the date of death of the Executive. At the end of the six-month period described in the preceding sentence, amounts that could not be paid by reason of the limitation in this Section 4.6 shall be paid on the first day of the seventh month following the Date of Termination. For purposes of this Agreement, the term “Specified Employee” shall be defined in accordance with Treas. Reg. §1.409A-1(i) (which generally applies only when the stock of the Company is publicly traded) and such rules as may be established by the Chief Executive Officer of the Company or his or her delegate from time to time.
     5. Indemnification.
          5.1. General. To the extent permitted by applicable law, the Company shall indemnify the Executive if the Executive is or was a party to any threatened, pending or completed action, suit, arbitration or proceeding, whether civil, criminal, administrative or investigative , by reason of the fact that he is or was, (i) a director, officer, employee or agent of the Company or any of its subsidiaries or affiliates, or (ii) serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, that the Company shall not indemnify the Executive for any act of fraud or willful misconduct by the Executive. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Executive did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
          5.2. Payment of Expenses. The Executive shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the Executive in connection with the defense of any civil, criminal, administrative or investigative action, suit or proceeding with respect to which he is entitled to indemnification under Section 5.1, or in the defense of any claim, issue or matter referred to therein.
          5.3. Advance of Expenses. Expenses (including reasonable attorneys’ fees) incurred by the Executive in defending any civil, criminal, administrative or investigative action, suit or proceeding described in Section 5.1 hereof shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Executive to repay such amount if it shall ultimately be finally adjudicated by court order or judgment from which no further right of appeal exists that he or she is not entitled to be indemnified by the Company as authorized under this Agreement.
          5.4. Scope. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify the Executive for any threatened, pending or completed action, suit, arbitration or proceeding described in Section 5.1 to the fullest extent permitted from time to time by the Delaware General Corporation Law as the same presently exists or may hereafter be amended (but, if permitted by applicable law, in the case of any amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior to such amendment) or any other applicable law as presently or hereafter in effect. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its board of directors, an officer or other corporate agent, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder.
          5.5. Nonexclusivity. The indemnification and advancement of expenses provided by or granted pursuant to this Agreement shall not be deemed exclusive of any other rights to which the Executive may be entitled under the Company’s Certificate of Incorporation (as the same may be further amended from time to time), the Company’s By-Laws (as the same may be amended from time to time), any other agreement or contract, including director and officer liability insurance currently in effect, any vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
     6. Executive’s Covenants.
          6.1. Confidential Information. Executive acknowledges that during his employment with the Company, he shall be exposed to or given access to Confidential Information (as defined below in Section 8.1). The Executive agrees, without limitation in time or until such information shall become public other than by the Executive’s unauthorized disclosure (which shall not include disclosures as are necessary or appropriate in connection with the performance by the Executive of his duties as Chief Financial Officer of the Company), to maintain the confidentiality of the Confidential Information and refrain from divulging, disclosing, or otherwise using in any respect the Confidential Information to the detriment of the Company and any of its subsidiaries, affiliates, successors or assigns, or for any other purpose or no purpose. Notwithstanding the foregoing, there shall be no prohibition against the Executive using the general skill and knowledge which he has acquired as an employee of the Company.
          6.2. Ownership of Intellectual Property. Executive acknowledges and agrees that all work performed, and all ideas, concepts, materials, products, software, documentation, designs, architectures, specifications, flow charts, test data, programmer’s notes, deliverables, improvements, discoveries, methods, processes, or inventions, trade secrets or other subject matter related to the Company’s business (collectively, “Materials”) conceived, developed or prepared by him, alone or with others, during the period of his employment or other relationship with the Company in written, oral, electronic, photographic, optical or any other form, are the property of the Company and its successors or assigns, and all rights, title and interest therein shall vest in the Company and its successors or assigns, and all Materials shall be deemed to be works made for hire and made in the course of his employment or other relationship with the Company. To the extent that title to any Materials has not or may not, by operation of law, vest in the Company and its successors or assigns, or such Materials may not be considered works made for hire, Executive hereby irrevocably assigns all rights, title and interest therein to the Company and its successors or assigns. All Materials belong exclusively to the Company and its successors or assigns, with the Company and its successors or assigns having the right to obtain and to hold in its or their own name, copyrights, patents, trademarks, applications, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Executive hereby grants to the Company and its successors or assigns an irrevocable power of attorney to perform any and all acts and execute any and all documents and instruments on his behalf as the Company and its successors or assigns may deem appropriate in order to perfect or enforce the rights defined in this Section. Executive further agrees to give the

Company and its successors or assigns, or any person designated by the Company and its successors or assigns, at the Company’s or its successors’ or assigns’ expense, any assistance required to perfect or enforce the rights defined in this Section. Executive shall communicate and deliver to the Company and its successors or assigns promptly and fully all Materials conceived or developed by him (alone or jointly with others) during the period of his employment or other relationship with the Company and its successors and assigns.
          6.3. Restrictive Covenants.
               (a) For a period commencing on the Effective Date and continuing until twenty-four (24) months after the Date of Termination, Executive shall not in any city, town or county in any state of the United States where the Company or any of its subsidiaries, affiliates, successors or assigns engages in the Business, directly or indirectly, do any of the following:
                    (i) engage for the Executive’s own account in the business of supplying, repairing or consulting to businesses involved in the supply or repair of equipment or parts related to the feed mill equipment industry, oil seed processing and/or wood and/or waste pelleting industries (“Business”);
                    (ii) enter the employ of, or render any services to or for, any entity that is engaged in the Business; or
                    (iii) become interested in any entity engaged in the Business in any capacity, including as an individual, partner, member, shareholder, officer, director, principal, employee, agent, investor, trustee or consultant.

          Notwithstanding the foregoing, Executive may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange or automated quotation system if the Executive is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, beneficially own 5.0% or more of any class of securities of such entity.
               (b) Noninterference. For a period commencing on the Effective Date and continuing until twenty-four (24) months after the Date of Termination, the Executive shall not, directly or indirectly, do any of the following: solicit, induce, or attempt to solicit or induce any person known by Executive to be a partner, principal, member, employee or consultant of the Company or its subsidiaries, affiliates, successors or assigns, to terminate his or her employment or other relationship with the Company or any of its subsidiaries, affiliates, successors or assigns.
               (c) Nonsolicitation. For a period commencing on the Effective Date and continuing until twenty-four (24) months after the Date of Termination, the Executive shall not directly or indirectly solicit, induce, or attempt to solicit or induce any person or entity then known to be a customer, client, vendor, supplier, distributor or consultant of the Company or any of its subsidiaries, affiliates, successors or assigns (a “Customer or Supplier”) to terminate for any purpose his, her or its relationship with the Company or any of its subsidiaries, affiliates, successors or assigns.
          Notwithstanding the foregoing, this Section 6.3 shall lapse at such time as the Executive’s employment is terminated by the Company other than for Cause or is terminated by the Executive for Good Reason.

          (d) Reasonableness of Restrictive Covenants. The Executive agrees that, due to the uniqueness of his skills and abilities and the uniqueness of the confidential information that he will possess in the course of his employment with the Company, the covenants set forth herein are reasonable and necessary for the protection of the Company.
          6.4. Return of Documents and Other Property. At the end of the Term or upon Date of Termination, the Executive shall return to the Company all of its property, equipment, documents, records, lists, files and any and all other Company materials including, without limitation, computerized or electronic information that is in Executive’s possession as of the Date of Termination (the “Company Property”). The Company Property shall be delivered to the Company at its office in Waterloo, Iowa (or at such other location designated by the Company), at Executive’s expense, within ten (10) business days after the Date of Termination. Unless otherwise agreed by the Company in writing, Executive shall not retain any Company Property or copies thereof.
          6.5. Irreparable Injury. Executive acknowledges that the covenants contained in this Section 6 and the Executive’s services under this Agreement are of a special and unique character, which gives them a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by him of any of the covenants contained in this Agreement will cause the Company irreparable injury. Executive therefore agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary restraining order, preliminary and permanent injunctions and any other appropriate equitable remedy that prevents Executive from breaching this Agreement, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executive from any such violation or threatened violation.
     7. Arbitration of Most Disputes.
          (a) All disputes under this Agreement, except for claims under Section 6.5, will be settled by arbitration in New York, New York, before a single arbitrator pursuant to the Rules of Commercial Arbitration of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Any award rendered by the arbitrator will be conclusive and binding upon the parties and there will be no right of appeal therefrom (except as federal and/or state law provide limited rights of appeal of arbitration decisions.
          (b) Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 7.
          (c) The arbitrator will be selected by the joint agreement of the parties hereto, but if they do not so agree within 20 days after the date of the notice referred to above (or such longer time to which they agree), they will request from the AAA a panel of seven (7) arbitrators from which the parties will alternately strike names until a single arbitrator has been selected. The flip of a coin will determine which party strikes the first name.
          (d) Each party will pay its own expenses of arbitration and the expenses of the arbitrator will be equally shared.

     8. Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 8:
          8.1. “Confidential Information” shall mean (i) any and all trade secrets, product specifications, compositions, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), of the Company and any other information, however documented, of the Company that is a trade secret; (ii) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.
          8.2. “Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     9. Representations and Warranties of Executive. Executive represents and warrants to the Company as follows:
          (a) Executive’s signing and performance of this Agreement will not violate any agreement of the Executive with any third party or otherwise violate the rights of any third party based upon the relationship of the Executive with such third party.
          (b) In performing his services for the Company pursuant to this Agreement the Executive will not use Confidential Information of any other person in a manner which would violate the rights of such person.
          (c) In entering into this Agreement the Executive is not relying on any statements made by or on behalf of the Company as to its business or prospects or otherwise; and as a person experienced in, and knowledgeable with respect to, the company’s business, is relying solely on his own analysis and investigations.
     10. Miscellaneous.
          10.1. Successors and Assigns; Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, that the duties of the Executive hereunder are personal to the Executive and may not be delegated or assigned by him.
          10.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties hereto irrevocably submit to the nonexclusive jurisdiction of any New York state court sitting in the city or county of New York, New York and/or any United States of America court sitting in New York, New York, in any suit, action or proceeding arising out of or relating to this Agreement. The parties hereto irrevocably waive, to the fullest extent permitted by law, any objection which a party may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and the parties further irrevocably waive any claim that such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
          10.3. Waivers. The waiver by either party hereto of any right hereunder or any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
          10.4. Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight courier, as follows:
If to the Company, to:
CPM Acquisition Corp.
c/o Gilbert Global Equity Capital, L.L.C.
277 Park Avenue, 49th floor
New York, NY 10172
Attention: Richard W. Gaenzle, Jr.
and
Mayer Brown LLP
1675 Broadway

New York, NY 10019-5820
Attn: Thomas M. Vitale
If to the Executive, to:
Mr. Douglas Ostrich
3105 Cobble Stone Court
Cedar Falls, IA 50613
or to such other address as may be specified in a written notice personally delivered, faxed or mailed by overnight courier or registered or certified mail, postage prepaid, return receipt requested, given by one party to the other party hereunder.
          10.5. Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.
          10.6. Amendment; Cancellation. This Agreement may not be amended or cancelled except by mutual agreement of the parties in writing (without the consent of any other person) and, so long as the Executive lives, no person, other than the Company, its successors and assigns and the Executive shall have any rights under or interests in this Agreement or the subject matter hereof.
          10.7. Descriptive Headings. The parties hereto agree that the headings of the several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          10.8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior oral and/or written understandings and/or agreements between the parties hereto relating to the subject matter hereof, including, without limitation, the Prior Agreement.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

CPM ACQUISITION CORP.
By:	/s/ Richard W. Gaenzle, Jr.
	Name:	Richard W. Gaenzle, Jr.
	Title:	Vice President

By:	/s/ Douglas Ostrich
Douglas Ostrich

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